Exhibit 99.1

UCN REPORTS FIRST QUARTER 2008 RESULTS

SaaS Segment Revenue Increases 104 Percent Year-over-Year

Salt Lake City – May 8, 2008 – UCN, Inc. (NASDAQ: UCNN), innovator of all-in-one hosted contact center software for intelligent routing and agent improvement, today reported financial results for first quarter ended March 31, 2008.

FIRST QUARTER 2008 HIGHLIGHTS

•	Consolidated revenue for the quarter was $19.9 million, compared to $19.8 million for the same period a year ago.

•	Consolidated costs of revenue as a percentage of revenue for the quarter improved by 5.4 percentage points to 52.9% from the same period in 2007.

•

Instituted a new financial reporting structure that separates Software as a Service (“SaaS”) revenue (defined as software revenue and related fees with no telecom revenue or related fees) from telecom revenue, thereby providing better comparability to other software companies, as well as greater transparency and clarity of the company’s financial statements.

•	Revenue for the SaaS segment increased 104% to $4.4 million in the quarter, as compared to $2.2 million in SaaS revenue during the same period in 2007.

•

Signed 16 new SaaS contracts during the quarter, which included two Fortune 500 companies, a third company that committed to a pre-payment of $593,000, and another company that committed to $1.2 million in SaaS revenues over a three-year period.

•

90% of the SaaS contracts closed during the current quarter were one, two or three-year terms, versus month-to-month contracts. This compares to the previous quarter, where 76% of all software services agreements were term contracts.

“This quarter was highlighted by an improvement in overall quality of customer wins as indicated by the number of significant enterprise wins, the increase in the monthly minimum for SaaS revenue per contract, as well as our transition to term contracts,” said Paul Jarman, UCN CEO. “Given the new contract activity we have experienced in April, the second quarter looks to be on track for strong new contract growth. We believe the adoption rate for hosted contact center infrastructure solutions may actually accelerate, as it becomes more difficult for companies to fund capital equipment investments - as opposed to operational hosted expense - in these uncertain credit market conditions.”

FIRST QUARTER FINANCIAL RESULTS

SaaS Segment Results

The SaaS segment revenue totaled $4.4 million, an increase of 9% from $4.0 million in the previous quarter and a 104% increase from $2.2 million in the same period in 2007. Excluding the Q1 2008 revenue contribution of $1.1 million from the BenchmarkPortal and ScheduleQ acquisitions, SaaS segment revenue increased $1.7 million or 106% compared to the first quarter 2007. The increase is a result of the selling and promotional efforts the company has undertaken to expand these services in the market. For the quarter, the SaaS segment revenue of $4.4 million includes $256,000 of non-recurring services such as setup and professional services, which is in an increase of $63,000 in non-recurring services from the same period in 2007.

The SaaS segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features (referred to as SaaS). See discussion of “Segment Reporting” below for further description of the current segment presentation method and segment financial results.

Consolidated Results

Revenue for the quarter increased by $0.1 million to $19.9 million as compared to $19.8 million for the same period in 2007. This increase is comprised primarily of significant increases in SaaS segment revenue, which increased $2.2 million or 104% over the first quarter of 2007. Costs of revenue as a percentage of revenue improved by 5.4 percentage points to 52.9% during the quarter, as compared to the same period in 2007, due to an increase in higher margin SaaS revenue mainly resulting from new customers. The company’s costs of revenue do not include certain costs such as depreciation and amortization related to the production of revenue.

Net loss for the quarter was $2.7 million, or $0.09 per share, as compared to a net loss of $1.7 million or $0.06 per share for the same period in 2007. The loss is attributable primarily to depreciation and amortization expense of $1.5 million, non-cash, stock-based compensation of $378,000, and one-time expenses of $575,000 related mainly to the internal investigation in Q1 and unusual facility costs.

The primary difference between the $2.7 million loss in Q1 2008 and the $1.7 million loss in Q1 2007 is an investment in payroll in the areas of general and administrative expenses, selling and promotion, and research and development, primarily in support of the SaaS segment, and the above mentioned one-time expenses.

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure that management believes provides important insight into UCN’s operating results (see reconciliation of non-GAAP measures below). Included in the negative EBITDA of $1.2 million for the quarter were non-cash, stock-based compensation expense of $378,000, and one-time expenses of $575,000 related mainly to the internal investigation, as well as facility costs.

FINANCIAL OUTLOOK

UCN provides the following guidance for the full year of 2008:

•	Software as a Service revenue (defined as software and related fees only, with no telecom and related fees included) remains within the previously stated range of $23 million and $26 million.

•	Consolidated revenue is expected to range between $81 million and $88 million.

•	Consolidated costs of revenue are expected to continue to decrease throughout 2008.

CONFERENCE CALL INFORMATION

UCN will host a conference call to discuss its first quarter 2008 results later today at 4:30 pm Eastern (1:30 pm Pacific)

Dial-In Number: 1-800-895-0231

International: 1-785-424-1054

Conference ID#: 7UCN

The call will be recorded and accessible as an audio file after the call from UCN’s investor page at www.ucn.net/investors. A replay of the call will be available after 7:30 p.m. on the same day and until June 15, 2008:

Toll-free replay number: 1-800-839-2461

International replay number: 1-402-220-7219

(No replay pass code required)

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with our business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; our ability to expand operations; fluctuations in our earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; our ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and our ability to expand, retain and motivate our employees and manage our growth. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

UCN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands) - (unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$3,548	$2,760
Short-term investments	—	$2,000
Accounts and other receivables, net of allowance for uncollectible accounts of $1,655 and $1,779, respectively	8,824	9,988
Other current assets	993	941

Total current assets	13,365	15,689

Property and equipment, net	6,768	6,375
Intangible assets, net	5,979	6,813
Goodwill	2,339	2,155
Auction rate preferred securities	890	—
Other assets	345	336

Total assets	$29,686	$31,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$594	$781
Trade accounts payable	7,852	7,713
Accrued liabilities	3,082	2,120
Accrued commissions	1,343	1,470
Deferred revenue	345	338

Total current liabilities	13,216	12,422

Long-term debt and capital lease obligations	683	746
Other long-term liabilities and deferred revenue	192	172

Total liabilities	14,091	13,340

Total stockholders’ equity	15,595	18,028

Total liabilities and stockholders’ equity	$29,686	$31,368

UCN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - (Unaudited)

(in thousands except per share data)

	Three months ended March 31,
	2008	2007
Revenue	$19,881	$19,820
Operating expenses:
Costs of revenue (excluding depreciation and amortization shown separately below)	10,508	11,537
Selling and promotion	4,194	3,850
General and administrative	5,461	3,699
Depreciation and amortization	1,452	1,792
Research and development	958	428

Total operating expenses	22,573	21,306

Loss from operations	(2,692)	(1,486)
Other income (expense):
Interest income	20	15
Interest expense	(55)	(200)

Total other expense	(35)	(185)

Net loss before income taxes	(2,727)	(1,671)

Income tax benefit/(expense)	3	3

Net loss	$(2,730)	$(1,674)

Net loss per common share:
Basic and diluted	$(0.09)	$(0.06)

Weighted average common shares outstanding:
Basic and diluted	31,026	26,309

Segment Reporting

Effective January 1, 2008, UCN’s management changed the way it manages the business and accordingly, UCN is changing the way it reports segments to reflect sales based on its two primary product service segments. The new segments are Software as a Service (“SaaS”) and Telecom, which is different than the previously reported Telecom segment. The SaaS segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features (referred to as SaaS). The new SaaS segment no longer includes any telecom revenue. SaaS software includes:

•	Skills-based routing,

•	Automated call distribution (“ACD”),

•	Self-service menus,

•	Speech recognition based automated interactive voice response,

•	Database integration with the contact handling technology,

•	Multimedia contact management (voice, fax, email, chat),

•	Management reporting features,

•	Performance optimization benchmarking,

•	Custom call routing and call flow design,

•	Workforce scheduling, simulation and forecasting,

•	Customer satisfaction tracking and scoring,

•	New hire screening and on-line training tools, and

•	One-time professional services and setup fees.

Prior to January 1, 2008, UCN managed and reported its financial results based on two customer segments: inContact and Telecom. The inContact segment included all product revenues from customers using any inContact services as well as their long distance voice and data services. The previous Telecom segment included all voice and data long distance services provided to customers not utilizing any inContact services.

Operating segment revenues and profitability for the quarter ended March 31, 2008 and all 2007 quarters (as restated), were as follows (in thousands):

	Three Months Ended March 31, 2008
	SaaS	Telecom	Consolidated
Revenue	$4,370	$15,511	$19,881

Costs of revenue (excluding depreciation and amortization shown separately below)	93	10,415	10,508
Selling and promotion	2,785	1,409	4,194
General and administrative	2,035	3,426	5,461
Depreciation and amortization	739	713	1,452
Research and development	958	—	958

Loss from operations	$(2,240)	$(452)	$(2,692)

	Three Months Ended March 31, 2007
	SaaS	Telecom	Consolidated
Revenue	$2,142	$17,678	$19,820

Costs of revenue (excluding depreciation and amortization shown separately below)	40	11,497	11,537
Selling and promotion	1,877	1,973	3,850
General and administrative	805	2,894	3,699
Depreciation and amortization	590	1,202	1,792
Research and development	428	—	428

Loss from operations	$(1,598)	$112	$(1,486)

	Three Months Ended June 30, 2008
	SaaS	Telecom	Consolidated
Revenue	$3,504	$16,471	$19,975

Costs of revenue (excluding depreciation and amortization shown separately below)	70	11,058	11,128
Selling and promotion	2,419	1,683	4,102
General and administrative	1,169	2,995	4,164
Depreciation and amortization	695	800	1,495
Research and development	447	—	447

Loss from operations	$(1,296)	$(65)	$(1,361)

	Three Months Ended September 30, 2008
	SaaS	Telecom	Consolidated
Revenue	$3,832	$15,796	$19,628

Costs of revenue (excluding depreciation and amortization shown separately below)	82	10,849	10,931
Selling and promotion	2,356	1,527	3,883
General and administrative	1,698	2,876	4,574
Depreciation and amortization	712	741	1,453
Research and development	674	—	674

Loss from operations	$(1,690)	$(197)	$(1,887)

	Three Months Ended December 31, 2007
	SaaS	Telecom	Consolidated
Revenue	$3,996	$16,064	$20,060

Costs of revenue (excluding depreciation and amortization shown separately below)	86	10,532	10,618
Selling and promotion	2,636	1,642	4,278
General and administrative	1,735	3,089	4,824
Depreciation and amortization	712	761	1,473
Research and development	959	—	959

Loss from operations	$(2,132)	$40	$(2,092)

Reconciliation of Non-GAAP Measures:

“EBITDA,” which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, is not a measure of financial performance under generally accepted accounting principles (GAAP). EBITDA is provided for the use of the reader in understanding UCN’s operating results and is not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, we believe that this information is helpful for investors to more easily understand our operating financial performance. We also feel this measure may better enable an investor to form views of our potential financial performance in the future. This measure has limitations as an analytical tool, and investors should not consider EBITDA in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Reconciliation of EBITDA to Net loss as it is presented on

the Consolidated Statements of Operations for UCN, Inc. (unaudited)

(in thousands)

	Three months ended March 31,
	2008	2007
Net loss	$(2,730)	$(1,674)

Depreciation and amortization	1,452	1,792
Interest income and expense, net	35	185
Income tax expense	3	3

EBITDA	$(1,240)	$306